           COVER



As filed with the Securities and Exchange Commission on March 31, 2000
                                            Registration No. ___________

                        SECURITIES AND EXCHANGE COMMISSION
                                     Form S-3
             Registration Statement under The Securities Act of 1933

                              OUTBACK STEAKHOUSE, INC.
              (Exact name of registrant as specified in its charter)

                Delaware                            59-3061413
    (State or other jurisdiction of               (I.R.S. Employer
    incorporation or organization)              Identification No.)

2202 North Westshore Boulevard, 5th Floor, Tampa, FL 33607, Tel: (813) 282-1225
     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                JOSEPH J. KADOW, VICE PRESIDENT AND SECRETARY
                          Outback Steakhouse, Inc.
2202 North West Shore Boulevard, 5th Floor, Tampa, FL 33607, Tel: (813) 282-1225
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                     COPY TO: JOHN M. GHERLEIN, ESQ.
                          Baker & Hostetler LLP
1900 East 9th Street, Suite 3200, Cleveland, Ohio 44114-3435, Tel: (216) 861-
7398

      Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                      CALCULATION OF REGISTRATION FEE

                                      Proposed    Proposed
                                      Maximum     Maximum
Title of Each Class of   Amount to    Offering    Aggregate  Amount of
   Securities to be        be        Price Per    Offering   Registra-
      Registered       Registered     Share (F1)   Price      tion Fee
Common Stock, $.01 par   564,000      $30.469    $17,184,516 $45,367.12
value

(F1) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the average of the high and low sale prices on March 28, 2000, of the registrant's Common Stock as reported on the NASDAQ National Market System.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.
This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS                                        Subject to Completion
                                                         March 31, 2000
                   OUTBACK STEAKHOUSE, INC.

                       564,000 Shares
                 Common Stock, $.01 par value

* Securities Registered - The securities registered by this prospectus are 564,000 shares of Outback's Common Stock that certain of Outback's stockholders may offer for sale. See "Selling Stockholders."

* Time Period of Offering - The selling stockholders may sell the Common Stock until __________, 2000 [45 days after the date of the prospectus]. See "The Offering."

* Use of Proceeds - Outback will not receive any proceeds from the sale of Common Stock by the selling stockholders.

* Expenses of Registration of Securities - All expenses of the registration of the Common Stock covered by this prospectus will be paid by Outback, except:
          * Any selling stockholder's underwriting discounts or selling commissions, and
          *  fees and expenses of any selling stockholder's counsel.

* Market and Symbol for Securities - Outback's Common Stock is traded on the NASDAQ National Market System under the symbol "OSSI."

* Offering Price of Securities - The selling stockholders may offer shares in one or more public or private transactions on or off the NASDAQ National Market System at prevailing market prices or at privately negotiated prices. The selling stockholders may make sales directly to purchasers or through agents, dealers or underwriters. On _________, 2000, the last reported sale price of the Common Stock was $______ per share.

             -------------------------------------------------

     See "Risk Factors" beginning on Page 6.
             -------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

   The date of this prospectus is ________________________, 2000.

                    TABLE OF CONTENTS
Prospectus Summary . . . . . . . . . . . . . . . . . . . . . . .4
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . .6
      Dependence on Meeting Projected Development  .  . . . . ..6
      Increased Competition  . . . . . . . . . . . . . . . . . .7
      Loss of or Inability to Attract Personnel  . . . . . . . .7
      Government Regulations . . . . . . . . . . . . . . . . . .8
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . .9
Selling Stockholders . . . . . . . . . . . . . . . . . . . . . .9
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . 10
Description of Registrant's Securities . . . . . . . . . . . ..11
Shares Eligible for Future Sale. . . . . . . . . . . . . . . . 12
Where You Can Find More Information. . . . . . . . . . . . . . 13
Incorporation of Certain Documents by Reference. . . . . . . . 13
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . 14
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

                      PROSPECTUS SUMMARY

     Thus summary highlights selected information and does not contain all the information that is important to you. We urge you to read the entire prospectus and the documents we have referred to in "Where You Can Find More Information" on page 13, for more information about Outback. You should pay special attention to the risks of investing in our Common Stock discussed under "Risk Factors" on page 6.

The Offering

     Up to 564,000 shares may be offered from time to time until __________, 2000 [45 days after the date of this prospectus] by certain stockholders of Outback. See "Selling Stockholders."

Outback's History

     Outback was incorporated in October 1987, as Multi-Venture Partners, Inc., a Florida corporation. In January 1990, Outback changed its name to Outback Steakhouse, Inc., and in April 1991, Outback changed its name to Outback Steakhouse of Florida, Inc. In April 1991, Outback Steakhouse, Inc., a Delaware corporation, was formed as part of a corporate reorganization completed in June 1991, in connection with Outback's initial public offering. As a result, Outback Steakhouse, Inc. became a holding company for Outback Steakhouse of Florida, Inc. Unless the context requires otherwise, references to "Outback" mean Outback Steakhouse, Inc., its wholly owned subsidiaries Outback Steakhouse of Florida, Inc., Carrabba's Italian Grill, Inc., OS Prime, Inc., OS Pacific, Inc. and each of the limited partnerships and joint ventures controlled by Outback. Outback's principal executive offices are located at 2202 North West Shore Boulevard, 5th Floor, Tampa, Florida 33607. Outback's telephone number is (813) 282-1225.

Our Strengths

     Outback believes that it differentiates its restaurants by:

     * emphasizing consistently high quality ingredients and preparation of a limited number of menu items that appeal to a broad array of tastes;

     *  featuring generous portions at moderate prices;

     * attracting a diverse mix of customers through a casual dining atmosphere emphasizing highly attentive service;

     * hiring and retaining experienced restaurant management by providing general managers the opportunity to purchase a 10% interest in the restaurants they manage; and

     * limiting service to dinner for the majority of its locations (generally from 4:30 p.m. to 11:00 p.m.), which reduces the hours of restaurant management and employees.

Outback's Business

     As of December 31, 1999, Outback's Outback Steakhouse(R) restaurant system included 611 full-service restaurants, owned as follows:

     *  476 domestic company-owned;
     *    8 international company-owned;
     *   95 franchised to unaffiliated domestic franchisees;
     *   31 franchised to unaffiliated international franchisees; and
     *    1 in which Outback had a 40.5% interest.

     Substantially all the restaurants serve dinner only and feature a limited menu of high quality, uniquely seasoned steaks, rack of lamb, prime rib, chops, ribs, chicken, fish, and pasta. The restaurants also offer specialty appetizers, including the signature "Bloomin' Onion(R)," desserts and full liquor service.

     In April 1993, Outback purchased a 50% interest in the cash flows of the original two Carrabba's Italian Grill(R) restaurants located in Houston, Texas, and entered into a 50-50 joint venture with the founders of Carrabba's(R) to develop additional Carrabba's Italian Grill(R) restaurants. In January 1995, Outback and the Carrabba's(R) founders reached an agreement to reorganize the Carrabba's(R) concept. Under the terms of the agreement, the founders obtained sole ownership of the original restaurants, and Outback obtained sole ownership of the Carrabba's(R) concept and the four restaurants in Florida. The original 50-50 joint venture will continue to develop restaurants in the State of Texas. Outback has the sole right to develop restaurants outside of Texas, will continue to develop Carrabba's Italian Grills outside of Texas as both company-owned restaurants, joint ventures and partnerships in which Outback owns 45% interest, and will pay royalties to the founders of Carrabba's(R) ranging from 1.0% to 1.5% of sales of Carrabba's(R) restaurants opened after 1994.

     As of December 31, 1999, Outback's Carrabba's Italian Grill(R) concept included 72 full-service restaurants, 16 of which were operated by joint ventures or partnerships in which Outback had a 45% interest. The restaurants have a casual atmosphere, serve dinner only, and feature a limited menu of high quality Italian cuisine including a variety of pastas, chicken, seafood, veal and wood-fired pizza. The restaurants also offer specialty appetizers, desserts, coffees and full liquor service.

     During 1999, Outback recorded a pre-tax charge to earnings of $5,493,000 which includes approximately $3,617,000 for the write down of impaired assets and $1,876,000 related to restaurant closings, severance and other costs. In the fourth quarter of 1997, Outback recorded a pre-tax charge to earnings of $26,001,000 which included approximately $23,113,000 for the write down of certain impaired assets and $2,888,000 related to restaurant closings, severance and other costs. The write down primarily related to Carrabba's(R) restaurant properties, nine of which were closed during the fourth quarter of 1997.

     On June 17, 1999, Outback, through its wholly owned subsidiary, OS Pacific, Inc., a Florida corporation, entered into an agreement with Roy Yamaguchi, the founder of Roy's Restaurants to develop and operate future Roy's Restaurants worldwide. Roy's
Restaurants is an upscale casual restaurant venture featuring the "Euro-Asian" cuisine of world-renowned Chef Roy Yamaguchi.
As of December 31, 1999, Outback had not opened any Roy's Restaurants.

     On October 1, 1999, Outback, through its wholly-owned subsidiary, OS Prime, Inc., a Florida corporation, purchased three Fleming's Prime Steakhouse and Wine Bar restaurants and agreed to purchase three additional Fleming's Prime Steakhouse and Wine Bar restaurants currently under development by the founders of Fleming's. At the same time, Outback entered into an agreement with the founders of Fleming's to develop additional
Fleming's Prime Steakhouse and Wine Bar Restaurants. As of December 31, 1999, Outback's Fleming's Prime Steakhouse and Wine Bar concept included three full service restaurants, all of which were company owned. Fleming's is an upscale steakhouse format that serves dinner only and features prime cuts of meat, chicken and seafood and an extensive selection of quality wines served by the glass.

                     RISK FACTORS

     Prospective purchasers should carefully consider the following information in addition to the other information contained in this prospectus in evaluating an investment in the Common Stock.

     Our Inability to Meet Projected Development May Have Adverse
Consequences on Our Ability to Increase Revenues

     Outback has experienced substantial growth and expects to maintain a rapid pace of development. Outback expects to open approximately the following number of restaurants in 2000 and 2001:

     *  Outback Steakhouse(R) restaurants:
        *  33 to 43 company-owned;
        *   2 in which Outback has a 40.5% interest;
        *   5 to 10 owned by domestic franchisees; and
        *  20 to 30 owned by international franchisees.
      TOTAL of 60 to 85

     *  Carrabba's Italian Grill(R) restaurants:
        *  4 to 5 company-owned; and
        *  2 to 3 in which Outback has a 45% interest.
      TOTAL of 6 to 8

     *  Fleming's Prime Steakhouse and Wine Bar restaurants:
        *  2 to 3 in which Outback owns a 50% interest.
      TOTAL of 2 to 3

     *  Roy's Restaurants:
        *  3 to 5 in which Outback owns a 50% interest.
      TOTAL of 3 to 5

     Outback's ability to achieve this restaurant opening schedule will depend on a number of factors, including the availability of suitable locations, the ability to hire and train skilled management personnel, the availability of adequate financing, and other factors, some of which are beyond the control of Outback. There can be no assurance that Outback will be able to continue to open all its planned new restaurants or that, if opened, those restaurants can be operated profitably or as profitably as Outback's existing restaurants. Moreover, the opening of additional restaurants in the same market areas could have the effect of attracting customers from existing restaurants located in that area.

     To date, Outback has not experienced the same level of success in the development of the Carrabba's(R) restaurant concept as it has experienced in the development of the Outback Steakhouse(R) restaurant concept, and anticipates a slower rate of development for the Fleming's Prime Steakhouse and Wine Bar concept and the Roy's Restaurants concept.

     Increased Competition for Customers, Real Estate, Employees and Supplies May Effect Profit Margins

     The restaurant industry is intensely competitive with respect to price, service, location, and food quality, and there are many well-established competitors with substantially greater financial and other resources than Outback. Recently there has been increasing competition developing in the mid-price, full-service, casual dining segment in which most of Outback's restaurants operate. Competition in the fine dining market segment is also intense. A number of competing companies operate steakhouses and have announced their intention to expand rapidly, including into markets in which Outback's restaurants are located. Some of Outback's competitors have been in existence for a substantially longer period than Outback and may be better established in the markets where Outback's restaurants are or may be located. Changes in consumer tastes, and national, regional or local economic condi-tions may affect the restaurant business. Changes in demographic trends, traffic patterns, and the type, number, and location of competing restaurants may also affect the restaurant business. In addition, factors such as inflation, increased food, labor and benefits costs, and the availability of experienced management and hourly employees may adversely affect the restaurant industry in general and Outback's restaurants in particular.

     All of these factors may contribute to increasing
Outback's costs and also to limiting the prices Outback may charge, thus possibly lowering profit margins.

     Loss of or Inability to Attract Key Personnel Could Adversely Affect Outback's Business and Development

     The success of Outback's business will continue to be highly dependent upon:

     * The continued employment of Outback's founders, Chris Sullivan, Robert Basham, and Timothy Gannon.
     * Outback's ability to attract, retain and motivate additional skilled management and operating personnel.

     The loss of the services of one or more of the founders could have a materially adverse effect upon Outback's business and development. Similarly, failure by Outback to attract and retain skilled employees in the future could have an adverse effect on Outback's operations.

     Government Regulations Concerning the Sale and Serving of
Alcoholic Beverages, Wages Paid to Employees, and Accommodation of People with Disabilities May Delay Our Growth and Increase Our
Costs

     Outback is subject to various federal, state and local laws affecting its business. Each of Outback's restaurants is subject to licensing and regulation by a number of governmental authorities, which may include alcoholic beverage control, health and safety and fire agencies in the state or municipality in which the restaurant is located. Difficulties in obtaining or failures to obtain the required licenses for approvals could delay or prevent the development of a new restaurant in a particular area.

Regulations Governing Alcoholic Beverages

     Approximately 13.7% of Outback's revenues is attributable to the sale of alcoholic beverages and we believe our ability to serve is an important factor in attracting customers. Alcoholic beverage control regulations require each of Outback's restaurants to apply to a state authority and, in certain locations, county or municipal authorities for a license or permit to sell alcoholic beverages on the premises and to provide service for extended hours and on Sundays. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of daily operations of Outback's restaurants, including:

     *  minimum age of patrons and employees,
     *  hours of operation,
     *  advertising,
     *  wholesale purchasing,
     *  inventory control and
     *  handling, storage and dispensing of alcoholic beverages.

     The failure of a restaurant to obtain or retain liquor or food service licenses would adversely affect the restaurant's operations.

     Outback may be subject in certain states to "dram-shop" statutes, which generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. Outback carries liquor liability coverage as part of its existing comprehensive general liability insurance and has never been named as a defendant in a lawsuit involving "dram-shop" statutes.

Minimum Wage Laws

     Outback's restaurant operations are also subject to federal and state minimum wage laws governing such matters as working conditions, overtime and tip credits. Significant numbers of Outback's food service and preparation personnel are paid at rates related to the federal minimum wage and, accordingly, further increases in the minimum wage could increase Outback's labor costs.

Laws Concerning People with Disabilities

     The Americans With Disabilities Act prohibits discrimination in employment and public accommodations on the basis of disability. The Act became effective in January 1992 with respect to public accommodation and July 1992 with respect to employment. Under the Act, Outback could be required to expend funds to modify its restaurant to provide service to, or make reasonable accommodations for the employment of, disabled persons.

                     USE OF PROCEEDS

     Outback will not receive any proceeds from the sale of the shares offered hereby.

                  SELLING STOCKHOLDERS

     The selling stockholders acquired the 564,000 shares of Common
Stock covered by this prospectus pursuant to an Agreement and Plan of Reorganization among Outback, Tedesco Steakhouse, Inc., KPH,
Inc. and Tedesco-KPH Partnership, dated November 30, 1999. Outback issued 2,030,400 shares of Common Stock to the shareholders of Tedesco Steakhouse and 225,600 shares of Common Stock to the sole shareholder of KPH. Prior to the reorganization, Tedesco Steakhouse and KPH were the sole partners in Tedesco-KPH Partnership, which owned a 90% interest in limited partnerships that owned and operated 18 Outback Steakhouse(R) restaurants located in the States of Connecticut, Massachusetts, New Hampshire and Rhode Island. As a result of the reorganization, Outback acquired such 90% interest in those restaurants. Under the terms of the Reorganization Agreement, Outback has agreed to file a registration statement under the Securities Act to cover the sale of up to 25% of the shares issued to the selling stockholders, and to keep such registration statement effective for a period not to exceed 45 days from the date of this prospectus.
Accordingly, Outback is registering and the selling stockholders are offering for sale, the 564,000 shares of Common Stock covered by this prospectus.

     The following table sets forth certain information with respect to the beneficial ownership of Outback's Common Stock as of March 2, 2000, and as adjusted to reflect the assumed sale of all of the shares offered hereby by the selling stockholders.


                      Shares Beneficially  Number of     Shares Beneficially
                       Owned Prior to      Shares Being  Owned After the
                       Offering            Offered       Offering
                       Number   Percent                  Number    Percent
 Charles Angelopulos   499,115  0.6429%   124,779        374,336   0.4822%
 Anthony Athanas Jr.   299,469  0.3857%    74,867        224,602   0.2893%
 Donald W. Burton      299,469  0.3857%    74,867        224,602   0.2893%
 Arthur Collias        299,469  0.3857%    74,867        224,602   0.2893%
 Peter Lynch           299,469  0.3857%    74,867        224,602   0.2893%
 J. Brian McCarthy     299,469  0.3857%    74,867        224,602   0.2893%
 John F. Doyle          33,940  0.0437%     8,485         25,455   0.0328%
 Kevin P. Harron(1)    225,600  0.2906%    56,401        169,199   0.2179%

   Total Shares Offered                   564,000
[FN]
(F1)  Mr. Harron is employed by Outback as a Regional
Joint Venture Partner and oversees the operations of Outback's restaurants in Connecticut, Massachusetts, New
Hampshire and Rhode Island.

                 PLAN OF DISTRIBUTION

Transactions

     The selling stockholders may sell their shares of Common Stock from time to time for a period of 45 days from the date of this Prospectus, in one or more transactions (which may involve block transactions) in the over-the-counter market, or on the NASDAQ National Market System (or any exchange on which the Common Stock may then be listed) in negotiated transactions, through the writing of options (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale.

Prices

     The selling stockholders may sell their shares of Common Stock at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Manner of Sale

     The selling stockholders may sell their shares of Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions). The selling stockholders also may pledge shares as collateral for margin accounts and such shares could be resold pursuant to the terms of such accounts.

State Securities Law

     In order to comply with certain state securities laws, if applicable, the selling stockholders may not sell their Common Stock in a particular state unless such securities have been registered or qualified for sale in such state or any exemption from registration or qualification is available and complied with.

Expenses

     Outback will not receive any of the proceeds from the sale of shares of Common Stock sold by the selling shareholders and will bear all expenses related to the registration of this offering, but will not pay for any underwriting commissions, fees or discounts, if any.

             DESCRIPTION OF REGISTRANT'S SECURITIES

     The Securities registered by this prospectus are Common Stock of Outback, par value $.01.

Common Stock

     Following is a brief outline of information concerning
Outback's Common Stock:

*    traded on the NASDAQ National Market System under the symbol "OSSI.";
* 200,000,000 shares, $0.01 par value per share are authorized by Outback's Certificate of Incorporation;
*    77,638,739 shares were issued and outstanding as of March 2, 2000;
* approximately 11,776,238 of the shares outstanding were reserved for issuance to approximately 655 current and former employees, five non-employee directors, and one consultant upon exercise of outstanding stock options;
* holders are entitled to one vote per share on all matters to be voted upon by the stockholders;
* holders do not have cumulative voting rights in the election of directors. The Board of Directors presently consists of thirteen members divided into three classes. The directors of the class elected at each annual meeting of stockholders hold office for a term of three years;
* holders are entitled to receive dividends when, as and if declared from time to time by the Board of Directors out of funds legally available therefor, after payment of dividends required to be paid on outstanding Preferred Stock, if any;
* in the event of liquidation, dissolution or winding up of Outback, the holders are entitled to share ratably in all assets remaining after payment of liabilities subject to prior distribution rights of any Preferred Stock then outstanding;
* no preemptive or conversion rights and not subject to further calls or assessment by Outback;
*    no redemption or sinking fund provisions applicable; and
* all currently outstanding Common Stock is duly authorized, validly issued, fully paid, and nonassessable.

Preferred Stock

     Outback's Certificate of Incorporation also authorizes 2,000,000 shares of Preferred Stock, $0.01 par value, none of which were outstanding as of December 31, 1999. The Board of Directors has the authority, without any further vote or action by the stockholders, to issue Preferred Stock in one or more series and to fix the number of shares, designations, relative rights (including voting rights), preferences, and limitations of such series to the full extent now or hereafter permitted by Delaware law. Outback has no present intention to issue Preferred Stock.

Anti-Takeover Provisions

     Management of Outback currently owns or has the right to acquire approximately 16.76% of the outstanding Common Stock. The provisions regarding the division of the Board of Directors into classes and the ability of the Board of Directors to issue Preferred Stock as described above may make it more difficult for, and may discourage other persons or companies from making a tender offer for, or attempting to acquire, substantial amounts of Outback's Common Stock. This could have the effect of inhibiting changes in management and may also prevent temporary fluctuations in the market price of Outback's Common Stock, which often result from actual or rumored takeover attempts.

Registrar and Transfer Agent

     The registrar and transfer agent for Outback's Common Stock is Bank of New York, New York, New York.

                SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of Common Stock in the public market could adversely affect market prices of the Common Stock and make it more difficult for Outback to sell equity securities in the future at times and prices which it deems appropriate.

     As of March 2, 2000, 77,638,739 shares of Common Stock were issued and outstanding. Of those, 1,736,808 were non-registered, restricted shares that were issued since December 31, 1997, in connection with reorganizations entered into by Outback (assuming all 564,000 shares offered hereby are sold to nonaffiliates). Restricted shares may not be sold except in compliance with the registration requirements of the Securities Act or pursuant to an exemption from registration such as the exemption provided by Rule 144 under the Securities Act, and then only in compliance with the volume and manner of sale limitations of Rule 144.

     In general, under Rule 144 a stockholder (or stockholders whose shares are aggregated) who has beneficially owned for at least one year shares privately acquired directly or indirectly from Outback or from an "affiliate" of Outback, and persons who are affiliates of Outback, are entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the outstanding shares of Outback's Common Stock (approximately 776,387 shares at March 2, 2000) or the average weekly trading volume in Outback's Common Stock in the over-the-counter market during the four calendar weeks preceding such sale and may only sell such shares through unsolicited brokers' transactions. A stockholder (or stockholders whose shares are aggregated) who has not been an affiliate of Outback for at least 90 days and who has beneficially owned his Restricted Stock for at least two years is entitled to sell such shares under Rule 144 without regard to the volume and manner of sale limitations described above.

             WHERE YOU CAN FIND MORE INFORMATION

     Outback is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission. Such reports and other information (including proxy and information statements) filed by Outback can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549. You may obtain information on the SEC's public reference room by calling the SEC at 1-800-SEC-0330.

     Copies of such material can be obtained from the Public
Reference Section of the SEC at 450 Fifth Street, NW, Washington,
D.C. 20549, at prescribed rates.

     The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of such Web site is http://www.sec.gov.

     Information about Outback may also be obtained from the NASDAQ National Market System. In addition, you can view our web site at http://www.outback.com.

     This prospectus constitutes a part of a registration statement filed by Outback with the SEC under the Securities Act of 1933, as amended. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is hereby made to the registration statement and related exhibits for further information with respect to Outback and the Common Stock.

                       INCORPORATION OF
               CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by Outback with the SEC pursuant to the Exchange Act are hereby incorporated by reference in this prospectus:

     (1)  Outback's Annual Report on Form 10-K for the year ended
          December 31, 1999.

     All reports and other documents filed by Outback pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and shall be deemed to be a part hereof from the respective dates of filing of such reports and other documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     Outback will furnish without charge to each person to whom this prospectus is delivered, upon written or oral request, a copy of any and all documents incorporated by reference in this prospectus (other than exhibits to such documents unless such exhibits are incorporated by reference therein). Requests for such copies should be directed to Outback Steakhouse, Inc., 2202 North West Shore Boulevard, 5th Floor, Tampa, Florida 33607, Attention:
Joseph J. Kadow, Vice President and General Counsel, Telephone
(813) 282-1225.

                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for Outback by Baker & Hostetler LLP, Cleveland, Ohio.

                 EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K as of December 31, 1999 and for the two years then ended, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements for the one year ended December 31, 1997, incorporated in this prospectus by reference from Outback's
     Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                         OUTBACK STEAKHOUSE, INC.










                                                  564,000


                                               COMMON STOCK



                                               --------------
                                                PROSPECTUS
                                               --------------








                                              ______________, 2000

                       PART II

          INFORMATION NOT REQUIRED IN PROSPECTUS

     Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. Except for the SEC registration fee, all amounts are estimates. The selling stockholders will pay any transfer and sales taxes on the shares sold by them in this filing and the fees and expenses of its own counsel.

  SEC registration fee                              $45,367.12
  Accounting fees and expenses                       13,250.00*
  Legal fees and expenses                             2,500.00*
  Blue Sky fees and expenses (including counsel fees)     0.00*
  Printing expenses                                     200.00*
  Transfer agent's and registrar's fees and expenses    200.00*
  Miscellaneous expenses                                200.00*

       Total                                        $61,967.12*

  *Estimated.

     Item 15.  Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of the
State of Delaware sets forth the conditions and limitations governing the indemnification of officers, directors and other persons.

     Article VI of the Registrant's Bylaws, a copy of which is incorporated herein by reference as Exhibit 3.2, provides for indemnification of officers and directors of the Outback to the full extent authorized by
Section 145 of the General Corporation Law of the State of Delaware. Section 9 of Article VI of the Bylaws also authorizes Outback to purchase and maintain insurance on behalf of any officer, director, employee, trustee or agent of Outback against any liability asserted against or incurred by them in such capacity or arising out of their status as such whether or not Outback would have the power to indemnify such officer, director, employee, trustee or agent against such liability under the provisions of such article or Delaware law.

     Section 102(b) of the General Corporation Law of the State of Delaware permits corporations to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the fiduciary duty of care as a director. Article Eighth of Outback's Certificate of Incorporation, as amended, a copy of which is incorporated herein by reference as Exhibit 3.1, limits a director's liability in accordance with
Section 102(b) of the General Corporation Law of the State of Delaware.

     Outback has entered into Indemnification
Agreements with its executive officers and directors, a form of which is incorporated herein by reference as
Exhibit 4.2. These Indemnification Agreements provide that the executive officers and directors will be indemnified to the fullest extent permitted by law against all expenses (including attorneys' fees), judgments, fines and amounts paid or incurred by them for settlement in any action or proceeding, including any derivative action, on account of their service as a director or officer of Outback or of any subsidiary of Outback or of any other company or enterprise in which they are serving at the request of Outback. No indemnity will be provided to any director or officer under these agreements on account of conduct that is finally adjudged to be knowingly fraudulent or deliberately dishonest or willful misconduct. In addition, no indemnification will be provided if there is a final adjudication that such indemnification is not lawful, or in respect of any suit in which judgment is rendered against a director or officer for an accounting of profits made from a purchase or sale of securities of Outback in violation of
Section 16(b) of the Securities Exchange Act of 1934, or of any similar statutory law, or on account of any compensation paid to a director or officer that is adjudicated to have been in violation of law, and in certain other circumstances.

     The agreements bind Outback to provide
indemnification to directors and officers whether or not Outback maintains directors' and officers' liability insurance coverage and regardless of any future changes in the Bylaws, although the agreements require Outback to use reasonable efforts to obtain and maintain such insurance. The protection to be afforded directors and officers by the agreements is broader than that provided under the indemnification provisions contained in the Bylaws. Under the agreements, unlimited indemnification is provided in respect of judgments and amounts paid in settlement of derivative actions, while under the Bylaws, indemnity in derivative actions is limited to expenses of the directors or officers and is provided only if the director or officer is successful on the merits.
Moreover, under the Bylaws, indemnity generally is permitted only if an individual determination is made that the person claiming indemnity has met certain specified standards of conduct. This same requirement is not contained in the contracts.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     Item 16.   Exhibits and Financial Statement Schedules.

Exhibit
Number Description

     2.1 Agreement and Plan of Reorganization, dated November 30, 1999, among Outback Steakhouse, Inc., Outback Steakhouse of Florida, Inc., Charles Angelopulos, Anthony Athanas, Jr., Donald W. Burton, Arthur Collias, John F. Doyle, Kevin P. Harron, Peter Lynch, J. Brian McCarthy, Tedesco Steakhouse, Inc., KPH, Inc. and Tedesco-KPH Partnership (included as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999 and incorporated herein by reference).

     3.1 Certificate of Incorporation of Outback (included as an exhibit to Registrant's Registration Statement of Form S-1, No. 33-40255, and incorporated herein by reference).

     3.2 Bylaws of Outback (included as an exhibit to Registrant's Registration Statement of Form S-1, No. 33-40255, and incorporated herein by reference).

     4.1 Specimen Stock Certificate (included as an exhibit to the Registrant's Registration Statement on Form S-1, No. 33-40255, and incorporated herein by reference).

     4.2 Form of Indemnification Agreement with officers and directors (included as an exhibit to the Registrant's Registration Statement on Form S-1, No. 33-40255, and incorporated herein by reference).

       5 Opinion of Baker & Hostetler LLP as to the legality of the shares of Common Stock being registered (filed herewith).

     23.1 Consent of Baker & Hostetler LLP (contained in its opinion filed herewith as Exhibit 5 and incorporated herein by reference).

     23.2                Consent of Deloitte & Touche LLP (filed herewith).

     23.3 Consent of PricewaterhouseCoopers, LLP (filed herewith).

     24.1                Power of Attorney (found in Part II on Page II-7).

     Item 17. Undertakings

          The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by
                   Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or
                    events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii)To include any material information with
                    respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities
Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 31st day of March, 2000.

                             OUTBACK STEAKHOUSE, INC.

                             /s/ Joseph J. Kadow
                             By: Joseph J. Kadow,
                                 Vice President and Secretary

                        Power of Attorney

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Chris T. Sullivan, Robert S. Merritt and Joseph J. Kadow, or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name                    Title                           Date

/s/ Chris T. Sullivan
Chris T. Sullivan       Chairman, Chief Executive       March 31, 2000
                        Officer, and Director
                        (Principal Executive Officer)

/s/ Robert S. Merritt
Robert S. Merritt       Senior Vice President, Chief    March 31, 2000
                        Financial Officer, Treasurer,
                        and Director (Principal
                        Financial Officer, and
                        Principal Accounting Officer)

/s/ Robert D. Basham
Robert D. Basham        President, Chief Operating      March 31, 2000
                        Officer, and Director

/s/ J. Timothy Gannon
J. Timothy Gannon       Senior Vice President           March 31, 2000
                        and Director

/s/ Edward L. Flom
Edward L. Flom          Director                        March 31, 2000

                              II-6


/s/ John A. Brabson, Jr.
John A. Brabson, Jr.    Director                        March 31, 2000

/s/ Charles H. Bridges
Charles H. Bridges      Director                        March 31, 2000

/s/ W. R. Carey, Jr.
W. R. Carey, Jr.        Director                        March 31, 2000

/s/ Lee Roy Selmon
Lee Roy Selmon          Director                        March 31, 2000

/s/ Nancy Schneid
Nancy Schneid           Director and                    March 31, 2000
                        Vice President-Marketing
                        (Outback Steakhouse of
                        Florida, Inc.)

/s/ Debbi Fields-Rose
Debbi Fields-Rose       Director                        March 31, 2000



/s/ Toby S. Wilt
Toby S. Wilt            Director                        March 31, 2000


/s/ Paul E. Avery       President (Outback Steakhouse
Paul E. Avery           of Florida, Inc.) and Director  March 31, 2000

                                 II-7